EXHIBIT 4.1

Invesco Investment Advisers LLC

11 Greenway Plaza

Houston, Texas 77046-1173

June 21, 2021

Invesco Capital Markets Inc.

11 Greenway Plaza

Houston, TX 77046-1173

The Bank of New York

240 Greenwich Street – 22W

New York, New York 10286

Unit Investment Trust Dept.

Re: Invesco Unit Trusts, Municipal Series 1355

Ladies and Gentlemen:

We have examined the Registration Statement File No. 333-256351 for the above mentioned trust. We hereby consent to the use in the Registration Statement of the references to Invesco Investment Advisers LLC as evaluator.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Sincerely,

INVESCO INVESTMENT ADVISERS LLC

/s/ TARA BAKER

Vice President